Exhibit 99.1

Blockchain Coinvestors Acquisition Corp. I Announces the Separate Trading of its

Class A Ordinary Shares and Warrants, Commencing December 31, 2021

GRAND CAYMAN, Cayman Islands, December 30, 2021 — Blockchain Coinvestors Acquisition Corp. I (Nasdaq: BCSA, the “Company”) announced today that, commencing on December 31, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market (the “Nasdaq”) under the symbols “BCSA” and “BCSAW,” respectively. Those units not separated will continue to trade on the Nasdaq under the symbol “BCSAU”. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Cantor Fitzgerald & Co. and Moelis & Company LLC acted as the joint book-running managers of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 9, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Blockchain Coinvestors Acquisition Corp. I

Blockchain Coinvestors Acquisition Corp. I is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus its search on the companies in the financial services, technology and other sectors of the economy that are being enabled by emerging applications of blockchain.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Lou Kerner

Chief Executive Officer

Blockchain Coinvestors Acquisition Corp. I

lkerner@blockchaincoinvestors.com

Media Contact

Matt Yemma, Peaks Strategies

myemma@peaksstrategies.com